News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G ANNOUNCES THIRD QUARTER CORE EPS OF $0.94 Delivers 3% Broad-based Organic Sales Growth

CINCINNATI, Apr. 27, 2012 - The Procter & Gamble Company (NYSE:PG) announced it maintained top-line growth momentum in its fiscal third quarter and grew core operating profit in a difficult economic and competitive environment.  The Company stated it expects to accelerate organic sales growth, while further improving core operating profit growth in the fourth quarter.

P&G delivered two percent sales growth to $20.2 billion for the January – March quarter.  Organic sales increased three percent driven by price increases, partially offset by geographic and product mix.  The Company continued to deliver broad-based organic sales growth, with all five business segments up versus the prior year for the third consecutive quarter.  Diluted net earnings per share from continuing operations were $0.81, reflecting non-core charges of $0.13 per share.  Core net earnings per share were $0.94.

“We delivered broad-based organic sales growth, with all of our business segments growing, in a difficult macroeconomic and competitive environment,” said Chairman of the Board, President and Chief Executive Officer Bob McDonald.  “We are making good progress against our productivity and cost savings program and improving core operating profit growth as we continue to execute our innovation and portfolio expansion plans.  Looking ahead, we expect further acceleration in core operating profit growth in the fourth quarter driven by top-line growth, more favorable cost comparisons and productivity improvements.”

Executive Summary

·	Organic sales increased three percent for the quarter.
·	Organic sales growth was broad-based, with all five business segments growing for the third consecutive quarter.
·	Operating profit decreased eleven percent. Adjusted for non-core charges core operating profit increased two percent.
·	Core net earnings per share were in line with the prior year period at $0.94. The benefits from sales growth and cost savings were offset by higher commodity costs.
·
Diluted net earnings per share from continuing operations were $0.81, down 14 percent due to non-core charges of $0.13 per share.  The non-core items included incremental restructuring charges due to our recently announced productivity and cost savings plan.

·	Operating cash flow was $3.8 billion for the quarter and free cash flow, which is operating cash flow less capital spending, was $2.9 billion and 119 percent of net earnings.

January - March Quarter Discussion

Net sales increased two percent to $20.2 billion in the January – March quarter.  Organic sales grew three percent.  Volume was in line with the year ago period.  Broad-based price increases across all segments and geographies, increased net sales by five percent.  This represented the third consecutive quarter in which positive pricing contributed four percent or more to net sales growth.  Unfavorable foreign exchange reduced net sales growth by one percent.  Geographic and product mix reduced net sales by two percent.

Diluted net earnings per share from continuing operations were $0.81 per share, a decrease of 14 percent due to non-core charges of $0.13 per share, which includes incremental restructuring charges of $0.12 per share.  Gross margin contracted 150 basis points due mainly to higher commodity costs, unfavorable geographic and product mix and restructuring charges, which were partially offset by positive pricing and cost savings.  Selling, general and administrative expenses (SG&A) as a percentage of net sales increased 70 basis points due to non-core charges, partially offset by net sales leverage, productivity savings and a reduction in marketing spending.  Excluding non-core items, core operating profit increased two percent.  Core net earnings per share were $0.94, in line with the prior year period.

Operating cash flow was $3.8 billion for the quarter and free cash flow was $2.9 billion.  The Company repurchased $2.3 billion of shares during the quarter and returned $1.5 billion of cash to shareholders as dividends.

Non-Core Adjustments

As announced in February 2012, the Company is executing a productivity and cost savings plan to reduce spending across all areas.  As part of this plan, the Company expects to incur approximately $3.5 billion before-tax in restructuring costs over a four-year period.

In the January – March quarter the Company had non-core charges of $0.13 per share primarily driven by the productivity and cost savings plan.  The incremental costs totaled $452 million and were related to organizational changes, facility rationalization and employee separation charges.

Billion-Dollar Brands
The Company announced the addition of two brands, SK-II and Vicks, to the elite group of billion-dollar brands, which represents brands with annual net sales of at least one billion dollars.  This increases the Company’s billion dollar brands from 24 to 26.  Both brands have reached the billion-dollar brand status through sustained product innovation and geographic expansion, with SK-II becoming the first Asian “homegrown” billion dollar brand.

Business Segment Discussion

·
Beauty net sales increased one percent to $4.8 billion on unit volume growth of one percent.  Organic sales grew two percent.  Price increases added five percent to net sales growth.  Mix reduced net sales by four percent due to disproportionate growth in developing regions and product categories, which have lower than segment average selling prices.  Unfavorable foreign exchange reduced net sales by one percent.  Volume in Hair Care increased low single digits behind high-single-digit growth in developing regions due to product innovation activity and distribution expansions in Asia, which more than offset a mid-single digit decline in developed markets.  Volume in Skin Care, Personal Care and Cosmetics decreased low single digits primarily due to heightened competitive activity in North America.  Volume in Prestige Products increased mid-single digits, with organic volume increasing high single digits driven by initiatives on SK-II and fragrances.  Net earnings increased three percent to $523 million, due to sales growth and a lower effective tax rate, partially offset by operating margin contraction.   Operating margin decreased due to higher commodities and unfavorable geographic and product mix, partially offset by a reduction in SG&A expenses.

·
Grooming net sales were in line with the prior year period at $2.0 billion.  Unit volume increased one percent.  Organic sales were up two percent.  Price increases added three percent to net sales growth, while unfavorable product mix decreased net sales by two percent mainly due to disproportionate growth in developing markets.  Foreign exchange reduced net sales by two percent.  Shave Care volume grew low single digits driven by mid-single-digit growth in developing regions behind product and commercial innovation, Fusion ProGlide geographic expansion and market growth.  This growth was partially offset by a mid-single-digit decrease in developed regions due to competitive activity and customer inventory adjustments.  Volume in Appliances increased low single digits primarily due to product innovation and in-store programs.  Grooming net earnings decreased four percent to $398 million due to gross margin contraction partially offset by lower SG&A costs and a lower effective tax rate.  The decline in gross margin was driven by unfavorable geographic and product mix and higher commodity costs.

·
Health Care net sales increased two percent to $3.0 billion on unit volume that was in line with the year ago period.  Organic sales were up two percent.  Pricing increased net sales by three percent.  Foreign exchange reduced net sales by one percent.  Oral Care volume decreased low single digits reflecting competitive promotional activity which was partially offset by innovation and geographic expansion.  Volume in Feminine Care grew low single digits with substantially all growth in developing markets.  Personal Health Care volume decreased mid-single digits, with organic volume decreasing high-single digits due to a weak cold/flu season and lower shipments of Prilosec OTC in North America.  Net earnings decreased four percent to $411 million due to gross margin contraction partially offset by lower SG&A as a percentage of net sales.

·
Fabric Care and Home Care net sales increased one percent to $6.6 billion despite a three percent decline in unit volume behind pricing actions.  Organic sales were up two percent.  Pricing increased net sales by seven percent.  Mix reduced net sales by two percent due to unfavorable product and geographic mix.   Foreign exchange reduced net sales by one percent.  Fabric Care volume decreased low single digits as growth in developing regions, driven by new innovation and market growth, was more than offset by a decrease in developed regions due to consumer value issues following price increases taken in previous periods.  Home Care volume decreased low single digits driven by a mid-single digit decrease in developed markets due to the impact of price increases, partially offset by a double digit increase in developing markets driven by innovation and distribution expansion.  Pet Care volume decreased double digits driven by market contraction and the impact from the partial restocking of products following the supply disruption in the prior year period.   Net earnings declined nine percent to $716 million, as sales growth was more than offset by operating margin contraction.  Operating margin declined primarily due to lower gross margin, as higher commodity costs were partially offset by price increases and manufacturing cost savings.

·
Baby Care and Family Care net sales increased five percent to $4.2 billion on unit volume growth of three percent.  Organic sales increased six percent.  Pricing increased net sales by five percent.  Product and geographic mix reduced net sales by two percent.   Foreign exchange reduced net sales by one percent.  Baby Care volume increased low single digits behind double digit growth in developing markets driven by innovation across the portfolio, distribution expansion and market size growth.  This was partially offset by a mid-single digit decline in developed markets primarily due to market contraction.  Volume in Family Care increased low single digits due to Bounty and Charmin initiative activity.  Net earnings increased nine percent to $573 million due to sales growth and operating margin expansion.  Operating margin expanded mainly due to a higher gross margin and a reduction in SG&A spending as a percentage of sales.  Gross margin increased driven by price increases and manufacturing cost savings, partially offset by higher commodity costs.

Snacks Update

In February 2012 the Company announced an agreement to divest the Snacks business to The Kellogg Company.  The transaction is expected to close by the end of the current fiscal year, subject to necessary regulatory approvals, with an expected gain of $0.47 to $0.50 per share.

Fiscal Year 2012 Guidance

Net sales are expected to increase four percent in fiscal 2012.  Organic sales are expected to increase four percent.  Foreign exchange is expected to be neutral to net sales for the year.  Pricing is expected to add four percent to sales while unfavorable product and geographic mix is expected to reduce sales by one percent.  Diluted net earnings per share is expected to be in the range of $3.63 to $3.74, which includes a gain of $0.47 to $0.50 on the sale of the Snacks business.  Core EPS is expected to be in the range of $3.82 to $3.88, down one percent to in line versus a base period Core EPS of $3.87.

April – June 2012 Quarter Guidance

For the April – June quarter, net sales growth is estimated to be up one to two percent.  Organic sales are expected to grow four to five percent, with continued benefit from pricing.  Foreign exchange is expected to reduce net sales by three percent.  Diluted net earnings per share are expected to be in the range of $1.21 to $1.32, which includes a gain of $0.47 to $0.50 on the sale of the Snacks business.  Core EPS is expected to be in the range of $0.79 to $0.85, down four percent to up four percent versus a base period Core EPS of $0.82.  Fourth quarter net earnings will continue to be negatively affected by higher commodity costs versus prior year levels, though to a smaller degree than in recent quarters.  In addition, the effective tax rate will be significantly higher than in the comparison period, which will reduce Core EPS growth by approximately six percentage points.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasingly volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes and achieve productivity improvements designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the availability of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans and efficiencies in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due  to terrorist and other hostile activities or natural disasters and/or disruptions to credit markets resulting from a global, regional or national credit crisis; (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (14) the ability to develop effective sales, advertising and marketing programs; (15) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (16) the ability to rely on and maintain key information technology systems (including Company and third-party systems) and the security over such systems and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves approximately 4.4 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, Ambi Pur®, SK-II®, and Vicks®. The P&G community includes operations in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.  Organic sales is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

The reconciliation of reported sales growth to organic sales is as follows:

JFM 2012	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	1%	1%	0%	2%
Grooming	0%	2%	0%	2%
Health Care	2%	1%	-1%	2%
Fabric Care and Home Care	1%	1%	0%	2%
Baby Care and Family Care	5%	1%	0%	6%
Total P&G	2%	1%	0%	3%

Total P&G	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
AMJ 2012 (Estimate)	1% to 2%	3%	0%	4% to 5%
FY 2012 (Estimate)	4%	0%	0%	4%
*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

                      Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding current year impairment charges for goodwill and indefinite level intangible assets, current year incremental restructuring charges due to increased focus on productivity and cost savings, charges in both years related to the European legal matters and a significant prior year settlement from U.S. tax litigation related to the valuation of technology donations.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The table below provides a reconciliation of diluted net earnings per share to Core EPS:

	JFM 12	JFM 11
Diluted Net Earnings Per Share	$0.82	$0.96
Snacks results of operations – Discontinued Operations	($0.01)	($0.02)

Diluted Net Earnings Per Share – Continuing Operations	$0.81	$0.94
Incremental restructuring	$0.12	-
Non-cash impairment charges	$0.01	-
Core EPS	$0.94	$0.94
Core EPS Growth	0%

	AMJ 12 (Est.)	AMJ 11
Diluted Net Earnings Per Share	$1.21 to $1.32	$0.84
Gain from snacks divestiture	($0.47) to ($0.50)
Snacks results of operations – Discontinued Operations	($0.02)	($0.02)

Diluted Net Earnings Per Share–Continuing Operations	$0.72 to $0.80	$0.82
Incremental restructuring	$0.07 to $0.05	-
Core EPS	$0.79 to $0.85	$0.82
Core EPS Growth	-4% to 4%

	FY 2012 (Est.)	FY 2011
Diluted Net Earnings Per Share	$3.63 to $3.74	$3.93
Gain from snacks divestiture	($0.47) to ($0.50)
Snacks results of operations – Discontinued Operations	($0.07)	($0.08)
Diluted Net Earnings Per Share–Continuing Operations	$3.09 to $3.17	$3.85
Impairment charges	$0.51
Incremental restructuring	$0.20 to $0.18
Charges for European legal matters	$0.02	$0.10
Settlement from U.S. tax litigation	-	($0.08)
Core EPS	$3.82 to $3.88	$3.87
Core EPS Growth	-1% to 0%
Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The charge for the significant settlement from U.S. tax litigation is tax expense.

Core Operating Profit Growth:  This is a measure of the Company’s operating profit growth adjusted for the current year impairment charges for current year charges related to incremental restructuring charges due to increased focus on productivity and cost savings:
JFM 2012
Operating Profit Growth	(11%)
Impairment charges	1%
Incremental restructuring	12%
Core Operating Profit Growth	2%

Free Cash Flow:  Free cash flow is defined as operating cash flow less capital spending.  We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The reconciliation of free cash flow is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow
Jan-Mar ‘12	$3,816	($883)	$2,933

Free Cash Productivity:  Free cash flow productivity is defined as the ratio of free cash flow to net earnings.  The Company’s long-term target is to generate free cash flow at or above 90 percent of net earnings.  Free cash flow productivity is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The reconciliation of free cash flow productivity is provided below (amounts in millions):

	Free Cash Flow	Net Earnings	Free Cash Flow Productivity
Jan-Mar ‘12	$2,933	$2,467	119%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	Three Months Ended March 31			Nine Months Ended March 31

	2012	2011	% CHG	2012	2011	% CHG
NET SALES	$ 20,194	$ 19,893	2%	$ 63,468	$ 60,653	5%
COST OF PRODUCTS SOLD	10,237	9,789	5%	31,894	29,327	9%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,636	6,399	4%	19,769	19,010	4%
GOODWILL & INDEFINITE LIVED INTANGIBLE IMPAIRMENT CHARGES	22	0	-	1,576	0	-
OPERATING INCOME	3,299	3,705	(11)%	10,229	12,316	(17)%
TOTAL INTEREST EXPENSE	179	202	(11)%	587	619	(5)%
OTHER NON-OPERATING INCOME/(EXPENSE), NET	67	104	(36)%	238	171	39%
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,187	3,607	(12)%	9,880	11,868	(17)%
INCOME TAXES ON CONTINUING OPERATIONS	754	748	1%	2,776	2,638	5%
NET EARNINGS FROM CONTINUING OPERATIONS	2,433	2,859	(15)%	7,104	9,230	(23)%
NET EARNINGS FROM DISCONTINUED OPERATIONS	34	47	(28)%	133	158
NET EARNINGS	2,467	2,906	(15)%	7,237	9,388	(23)%
LESS: NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	56	33	70%	112	101	11%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	2,411	2,873	(16)%	7,125	9,287	(23)%

EFFECTIVE TAX RATE	23.7%	20.7%		28.1%	22.2%

BASIC NET EARNINGS PER COMMON SHARE (1):
EARNINGS FROM CONTINUING OPERATIONS	$ 0.84	$ 0.99	(15)%	$ 2.47	$ 3.18	(22)%
EARNINGS FROM DISCONTINUED OPERATIONS	$ 0.01	$ 0.02	(50)%	$ 0.05	$ 0.06	(17)%
BASIC NET EARNINGS PER COMMON SHARE	$ 0.85	$ 1.01	(16)%	$ 2.52	$ 3.24	(22)%

DILUTED NET EARNINGS PER COMMON SHARE (1):
EARNINGS FROM CONTINUING OPERATIONS	$ 0.81	$ 0.94	(14)%	$ 2.37	$ 3.04	(22)%
EARNINGS FROM DISCONTINUED OPERATIONS	$ 0.01	$ 0.02	(50)%	$ 0.05	$ 0.05	0%
DILUTED NET EARNINGS PER COMMON SHARE	$ 0.82	$ 0.96	(15)%	$ 2.42	$ 3.09	(22)%

DIVIDENDS PER COMMON SHARE	$ 0.5250	$ 0.4818	9%	$ 1.5750	$ 1.4454	9%
AVERAGE DILUTED SHARES OUTSTANDING	2,937.8	2,999.3		2,944.9	3,008.6

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
GROSS MARGIN	49.3%	50.8%	(150)	49.7%	51.6%	(190)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	32.9%	32.2%	70	31.1%	31.3%	(20)
GOODWILL & INDEFINITE LIVED INTANGIBLE IMPAIRMENT CHARGES	0.1%	0.0%	10	2.5%	0.0%	250
OPERATING MARGIN	16.3%	18.6%	(230)	16.1%	20.3%	(420)
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	15.8%	18.1%	(230)	15.6%	19.6%	(400)
NET EARNINGS	12.0%	14.4%	(240)	11.2%	15.2%	(400)
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	11.9%	14.4%	(250)	11.2%	15.3%	(410)

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Nine Months Ended March 31
	2012	2011

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$ 2,768	$ 2,879

OPERATING ACTIVITIES
NET EARNINGS	7,237	9,388
DEPRECIATION AND AMORTIZATION	2,427	2,103
SHARE-BASED COMPENSATION EXPENSE	277	295
DEFERRED INCOME TAXES	(5)	186
GAIN ON SALE OF BUSINESSES	(201)	(70)
GOODWILL AND INDEFINITE LIVED INTANGIBLES IMPAIRMENT CHARGES	1,576	0
CHANGES IN:
ACCOUNTS RECEIVABLE	(347)	(495)
INVENTORIES	(287)	(817)
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	(1,558)	(223)
OTHER OPERATING ASSETS & LIABILITIES	131	(831)
OTHER	61	(84)

TOTAL OPERATING ACTIVITIES	9,311	9,452

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(2,663)	(2,066)
PROCEEDS FROM ASSET SALES	290	89
ACQUISITIONS, NET OF CASH ACQUIRED	(4)	(489)
CHANGE IN INVESTMENTS	90	97

TOTAL INVESTING ACTIVITIES	(2,287)	(2,369)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(4,521)	(4,237)
CHANGE IN SHORT-TERM DEBT	(122)	(420)
ADDITIONS TO LONG-TERM DEBT	3,985	1,536
REDUCTIONS OF LONG-TERM DEBT	(2,514)	(188)
TREASURY STOCK PURCHASES	(4,023)	(4,536)
IMPACT OF STOCK OPTIONS AND OTHER	1,439	691

TOTAL FINANCING ACTIVITIES	(5,756)	(7,154)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(45)	138

CHANGE IN CASH AND CASH EQUIVALENTS	1,223	67

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 3,991	$ 2,946

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information
	March 31, 2012	June 30, 2011

CASH AND CASH EQUIVALENTS	$ 3,991	$ 2,768
ACCOUNTS RECEIVABLE	6,200	6,275
TOTAL INVENTORIES	7,239	7,379
OTHER	5,678	5,548
TOTAL CURRENT ASSETS	23,108	21,970

NET PROPERTY, PLANT AND EQUIPMENT	20,384	21,293
NET GOODWILL AND OTHER INTANGIBLE ASSETS	86,262	90,182
OTHER NON-CURRENT ASSETS	4,851	4,909

TOTAL ASSETS	$ 134,605	$ 138,354

ACCOUNTS PAYABLE	$ 6,684	$ 8,022
ACCRUED AND OTHER LIABILITIES	8,449	9,290
DEBT DUE WITHIN ONE YEAR	11,771	9,981
TOTAL CURRENT LIABILITIES	26,904	27,293

LONG-TERM DEBT	21,341	22,033
OTHER	20,451	21,027
TOTAL LIABILITIES	68,696	70,353

TOTAL SHAREHOLDERS' EQUITY	65,909	68,001

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 134,605	$ 138,354

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended March 31, 2012
		% Change	Earnings from	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	Attributable to	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Procter & Gamble	Year Ago
Beauty	$ 4,844	1%	$ 710	1%	$ 523	3%
Grooming	1,962	0%	530	-9%	398	-4%
Health Care	3,018	2%	638	-3%	411	-4%
Fabric Care and Home Care	6,595	1%	1,161	-7%	716	-9%
Baby Care and Family Care	4,153	5%	903	9%	573	9%
Corporate	(378)	N/A	(755)	N/A	(210)	N/A
Total Company	20,194	2%	3,187	-12%	2,411	-16%

	Nine Months Ended March 31, 2012
		% Change	Earnings from	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	Attributable to	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Procter & Gamble	Year Ago
Beauty	$ 15,512	4%	$ 2,652	-6%	$ 2,008	-7%
Grooming	6,332	4%	1,861	2%	1,401	2%
Health Care	9,492	4%	2,222	2%	1,490	3%
Fabric Care and Home Care	20,703	4%	3,643	-7%	2,280	-10%
Baby Care and Family Care	12,394	7%	2,511	5%	1,583	6%
Corporate	(965)	N/A	(3,009)	N/A	(1,637)	N/A
Total Company	63,468	5%	9,880	-17%	7,125	-23%

	Three Months Ended March 31, 2012
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty	1%	1%	-1%	5%	-4%	1%
Grooming	1%	1%	-2%	3%	-2%	0%
Health Care	0%	-1%	-1%	3%	0%	2%
Fabric Care and Home Care	-3%	-3%	-1%	7%	-2%	1%
Baby Care and Family Care	3%	3%	-1%	5%	-2%	5%
Total Company	0%	0%	-1%	5%	-2%	2%

	Nine Months Ended March 31, 2012
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/	Foreign			Net Sales
	Divestitures	Divestitures	Exchange	Price	Mix/Other	Growth
Beauty	2%	3%	2%	3%	-3%	4%
Grooming	1%	1%	2%	2%	-1%	4%
Health Care	1%	1%	1%	3%	-1%	4%
Fabric Care and Home Care	-1%	-1%	1%	6%	-2%	4%
Baby Care and Family Care	2%	2%	1%	4%	0%	7%
Total Company	1%	1%	1%	4%	-1%	5%